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                                                                   Exhibit 4.33

               CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
                                       OF
               15% SERIES G CUMULATIVE CONVERTIBLE PREFERRED STOCK
                                       OF
                            ATSI COMMUNICATIONS, INC.

     Pursuant to Section 151 of the General Corporation Law of the State of Delaware, ATSI Communications, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that the Board of Directors of the Corporation on June 11, 2001 adopted resolutions by unanimous written consent adopting this Certificate of Designation, Preferences and Rights designating a new class of its preferred stock called the 15% Series G Cumulative Convertible Preferred Stock, having the terms set forth herein, and that the Corporation has caused this Certificate of Designation, Preferences and Rights to be executed by a duly authorized officer as of the 11th day of June, 2001.

               15% SERIES G CUMULATIVE CONVERTIBLE PREFERRED STOCK

                                    ARTICLE 1
                                   Definitions

     The terms defined in this Article whenever used in this Certificate of Designation have the following respective meanings:

     (a) "Affiliate" has the meaning ascribed to such term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

     (b) "AMEX" means the American Stock Exchange, Inc.

     (c) "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

     (d) "Capital Shares" means the Common Shares and any other shares of any other class or series of capital stock, whether now or hereafter authorized and however designated, which have the right to participate in the distribution of earnings and assets (upon dissolution, liquidation or winding-up) of the Corporation.

     (e) "Common Shares" or "Common Stock" means shares of common stock, par value $0.001 per share, of the Corporation.

     (f) "Common Stock Issued at Conversion" when used with reference to the securities issuable upon conversion of the Series G Preferred Stock, means all Common Shares now or hereafter Outstanding and securities of any other class or series into which the Series G Preferred Stock hereafter shall have been changed or substituted, whether now or hereafter created and however designated.

     (g) "Conversion Date" means any day on which all or any portion of shares of the Series G Preferred Stock is converted in accordance with the provisions hereof.

     (h) "Conversion Notice" has the meaning set forth in Section 6.2.

     (i) "Conversion Price" means on any date of determination the applicable price for the conversion of shares of Series G Preferred Stock into Common Shares on such day as set forth in Section 6.1.

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     (j) "Corporation" means ATSI Communications, Inc., a Delaware corporation, and any successor or resulting corporation by way of merger, consolidation or otherwise.

     (k) "Current Market Price" means on any date of determination the last sale price of a Common Share on such day as reported on the AMEX; provided, if such security is not listed or admitted to trading on the AMEX, as reported on the principal national security exchange or quotation system on which such security is quoted or listed or admitted to trading, or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the closing bid price of such security on the over-the-counter market on the day in question as reported by Bloomberg LP, or a similar generally accepted reporting service, as the case may be, for such day. If the Current Market Price cannot be calculated for such security on any such date in the manner provided above, the Current Market Price shall be the fair market value as determined by the Board of Directors acting in good faith.

     (l) "Holder" means any Person or Persons who is the holder of record of the Series G Preferred Stock as shown in the Corporation's stock transfer records.

     (m) "Issue Date" has the meaning set forth in Section 6.1.

     (n) "Market Disruption Event" means any event that results in a material suspension or limitation of trading of the Common Shares on the AMEX or the principal securities exchange on which the Common Shares are traded.

     (o) "Market Price" per Common Share, on any date of determination, means the arithmetic mean of the average closing prices of the Common Shares as reported on the AMEX for the ten (10) Trading Days immediately preceding such date of determination; provided, if such security is not listed or admitted to trading on the AMEX, as reported on the principal national security exchange or quotation system on which such security is quoted or listed or admitted to trading, or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the closing bid price of such security on the over-the-counter market on the day in question as reported by Bloomberg LP, or a similar generally accepted reporting service, as the case may be, for the ten (10) Trading Days immediately preceding such date of determination. If the Market Price cannot be calculated for such security on any such determination date in the manner provided above, the Market Price shall be the fair market value as determined by the Board of Directors acting in good faith.

     (p) "Outstanding" when used with reference to Common Shares or Capital Shares (collectively, "Shares"), means, on any date of determination, all issued and outstanding Shares, and includes all such Shares issuable in respect of outstanding scrip or any certificates representing fractional interests in such Shares; provided, however, that any such Shares directly or indirectly owned or held by or for the account of the Corporation or any Subsidiary of the Corporation shall not be deemed "Outstanding" for purposes hereof.

     (q) "Person" means an individual, a corporation, a partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

     (r) "SEC" means the United States Securities and Exchange Commission.

     (s) "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as in effect at the time.

     (t) "Securities Purchase Agreement" means that certain Securities Purchase Agreement dated as of June 11, 2001 between the Corporation and the Buyers named therein, including any amendments or supplements thereto.

     (u) "Series G Preferred Shares" or "Series G Preferred Stock" means the shares of 15% Series G Cumulative Convertible Preferred Stock of the Corporation or such other convertible Preferred Stock exchanged therefor.

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     (v) "Stated Value" has the meaning set forth in Article 2.

     (w) "Subsidiary" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by the Corporation.

     (x) "Trading Day" means any day on which purchases and sales of securities authorized for quotation on the AMEX (or if the Common Stock is not listed on the AMEX, then on the principal national securities exchange or quotation system on which the Common Stock is listed or admitted to trading) are reported thereon and on which no Market Disruption Event has occurred.

     All references to "cash" or "$" herein means currency of the United States of America.

                                    ARTICLE 2
                             Designation And Amount

     The designation of this series, which consists of 42,000 shares of Preferred Stock, is 15% Series G Cumulative Convertible Preferred Stock (the "Series G Preferred Stock") and the stated value shall be $100.00 per share (the "Stated Value").

                                    ARTICLE 3
                                      Rank

     The Series G Preferred Stock shall rank (i) prior to the Common Stock; (ii) prior to any class or series of capital stock of the Corporation hereafter created other than "Pari Passu Securities" (collectively, with the Common Stock, "Junior Securities"); (iii) pari passu with the Corporation's 10% Series A
                            ----------
Cumulative Convertible Preferred Stock, 6% Series B Cumulative Convertible Preferred Stock, 6% Series C Cumulative Convertible Preferred Stock, 6% Series D Cumulative Convertible Preferred Stock, 6% Series E Cumulative Convertible Preferred Stock, 15% Series F Cumulative Convertible Stock, and any class or series of capital stock of the Corporation hereafter created specifically ranking on parity with the Series G Preferred Stock ("Pari Passu Securities"); and (iv) junior to any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of the Series G Preferred Stock in accordance with Article 8 hereof) specifically ranking, by its terms, senior to the Series G Preferred Stock ("Senior Securities"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

                                    ARTICLE 4
                                    Dividends

     (a) (i) The Holder shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends (subject to Article 4(a)(ii) hereof) at the rate of fifteen percent (15%) per annum (computed on the basis of a 360-day year) (the "Dividend Rate") on the Stated Value of each share of Series G Preferred Stock on and as of the most recent Dividend Payment Due Date (as defined below) with respect to each Dividend Period (as defined below). Dividends on the Series G Preferred Stock shall be cumulative from the date of issue, whether or not declared for any reason, including if such declaration is prohibited under any outstanding indebtedness or borrowings of the Corporation or any of its Subsidiaries, or any other contractual provision binding on the Corporation or any of its Subsidiaries, and whether or not there shall be funds legally available for the payment thereof.

         (ii) Each dividend shall be payable in equal quarterly amounts on each March 31, June 30, September 30 and December 31 of each year or, if any such date is not a business day, on the next succeeding business day (each, a "Dividend Payment Due Date"), commencing September 30, 2001, to the holders of record of shares of the Series G Preferred Stock, as they appear on the stock records of the Corporation at the close of business on any record date, not more than 60 days or less than 10 days preceding the payment dates thereof, as shall be fixed by the Board of Directors. For the purposes hereof, "Dividend Period" means the period commencing on

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and including July 1 through September 30, 2001 and thereafter each quarterly period commencing on the day after the immediately preceding Dividend Payment Due Date and ending on and including the immediately subsequent Dividend Payment Due Date. Accrued and unpaid dividends for any past Dividend Period may be declared and paid at any time, without reference to any Dividend Payment Due Date, to holders of record on such date, not more than 15 days preceding the payment date thereof, as may be fixed by the Board of Directors.

         (iii) All dividends shall be paid through the issuance of duly and validly authorized and issued, fully paid and non-assessable shares of the Common Stock valued at the Conversion Price in effect as of the Dividend Payment Due Date. No fractional Common Shares or scrip representing fractional Common Shares shall be issued upon payment of any dividends on the Series G Preferred Stock. Instead of any fractional Common Shares which otherwise would be issuable upon payment of any dividends on the Series G Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction times the Market Price per Common Share. No cash payment of less than $1.00 shall be required to be given unless specifically requested by the Holder.

     (b) The Holder shall not be entitled to any dividends in excess of the cumulative dividends, as herein provided, on the Series G Preferred Stock. Except as provided in this Article 4, no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series G Preferred Stock that may be in arrears.

     (c) So long as any shares of the Series G Preferred Stock are outstanding, no dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on Pari Passu Securities for any period unless full cumulative dividends required to be paid in shares of the Common Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series G Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of the dividend on such class or series of Pari Passu Securities. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon shares of the Series G Preferred Stock and all dividends declared upon any other class or series of Pari Passu Securities shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series G Preferred Stock and accumulated and unpaid on such Pari Passu Securities.

     (d) So long as any shares of the Series G Preferred Stock are outstanding, no dividends shall be declared or paid or set apart for payment or other distribution declared or made upon Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of shares of Common Stock made for purposes of an employee incentive or benefit plan (including a stock option plan) of the Corporation or any subsidiary or any cashless exercise of warrants), (all such dividends, distributions, redemptions or purchases being hereinafter referred to as a "Junior Securities Distribution") for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation, directly or indirectly, unless in each case (i) the full cumulative dividends required to be paid in shares of the Common Stock on all outstanding shares of the Series G Preferred Stock and in such form as may be required on any other Pari Passu Securities shall have been paid or set apart for payment for all past Dividend Periods with respect to the Series G Preferred Stock and all past dividend periods with respect to such Pari Passu Securities, and (ii) sufficient funds or shares of the Common Stock, as the case may be, shall have been paid or set apart for the payment of the dividend for the current Dividend Period with respect to the Series G Preferred Stock and the current dividend period with respect to such Pari Passu Securities.

                                    ARTICLE 5
                             Liquidation Preference

     (a) If the Corporation shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become

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due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 30 consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (each such event being considered a "Liquidation Event"), no distribution shall be made to the holders of any shares of Common Stock or Junior Securities of the Corporation upon liquidation, dissolution or winding-up unless prior thereto, the holders of shares of Series G Preferred Stock, subject to this Article 5, shall have received the Liquidation Preference (as defined in Article 5(b)) with respect to each share. If upon the occurrence of a Liquidation Event, the assets and funds legally available for distribution among the holders of the Series G Preferred Stock and holders of Pari Passu Securities shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series G Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the liquidation preference payable on each such share bears to the aggregate liquidation preference payable on all such shares.

     (b) For purposes hereof, the "Liquidation Preference" with respect to a share of the Series G Preferred Stock shall mean an amount equal to the sum of
(i) the Stated Value thereof plus (ii) the aggregate of all accrued and unpaid dividends on such share of Series G Preferred Stock until the most recent Dividend Payment Due Date; provided that, in the event of an actual liquidation, dissolution or winding up of the Corporation, the amount referred to in clause
(ii) above shall be calculated by including accrued and unpaid dividends to the actual date of such liquidation, dissolution or winding up, rather than the Dividend Payment Due Date referred to above. Any accrued and unpaid dividends to be paid pursuant to this Article 5 shall be paid through the issuance of duly and validly authorized and issued, fully paid and non-assessable shares of the Common Stock valued at the Conversion Price in effect as of the actual date of such liquidation, dissolution or winding up.

                                    ARTICLE 6
                    Conversion of Preferred Stock; Redemption

Section 6.1    Conversion; Conversion Price.
               ----------------------------

     (a) At the option of the Holder, the shares of Series G Preferred Stock may be converted, either in whole or in part (in whole shares of Series G Preferred Stock), into Common Shares (calculated as to each such conversion to the nearest 1/100th of a share of Common Stock), at any time, and from time to time following the date of the first issuance of shares of Series G Preferred Stock (the "Issue Date") at the following Conversion Price per share of Common Stock:
(i) during the period beginning on the Issue Date and ending on the first anniversary of the Issue Date (the "First Anniversary"), the Conversion Price shall equal $0.44 per share; (ii) during the period from and after the First Anniversary and ending on the second anniversary of the Issue Date (the "Second Anniversary"), the Conversion Price shall equal (A) .85 multiplied by (B) the Market Price on the First Anniversary; and (iii) at all times from and after the Second Anniversary, the Conversion Price shall equal (A) .85 multiplied by (B) the Market Price of the Common Stock on the Second Anniversary. The amount of accrued and unpaid dividends as of the Conversion Date shall be paid in Common Stock valued at the Market Price on the Conversion Date.

     (b) The number of shares of Common Stock due upon conversion of Series G Preferred Stock shall be (i) the number of shares of Series G Preferred Stock to be converted, multiplied by (ii) the Stated Value and divided by (iii) the applicable Conversion Price. Notwithstanding any other provision herein, the Conversion Price shall not be less than the par value of the Common Stock.

     (c) If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price shall be

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appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of Convertible Preferred Stock shall be increased in proportion to such increase of outstanding shares of Common Stock.

     (d) If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination or reverse split of the outstanding shares of Common Stock, then, on the effective date of such combination or reverse split, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of any shares of Convertible Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

Section 6.2 Exercise of Conversion Privilege.
            -------------------------------

     (a) Conversion of the Series G Preferred Stock may be exercised, in whole or in part, by the Holder by telecopying, mailing, hand delivery or otherwise delivering to the Corporation an executed and completed notice of conversion in form and substance satisfactory to the Corporation (the "Conversion Notice"). Each date on which a Conversion Notice is telecopied to the Corporation in accordance with the provisions of this Section 6.2 shall constitute a Conversion Date. The Corporation shall convert the Series G Preferred Stock and issue the Common Stock Issued at Conversion to be issued upon conversion thereof, and all voting and other rights associated with the beneficial ownership of such Common Stock Issued at Conversion to be issued upon conversion thereof shall vest with the Holder, effective as of the Conversion Date. The Conversion Notice also shall state the name or names (with addresses) of the Persons who are to become the holders of the Common Stock Issued at Conversion in connection with such conversion. The Holder shall deliver the shares of Series G Preferred Stock to the Corporation within 30 days following the date on which the Conversion Notice has been transmitted or otherwise delivered to the Corporation. Upon surrender for conversion, the Series G Preferred Stock shall be accompanied by a proper assignment thereof to the Corporation or be endorsed in blank. As promptly as practicable after the receipt of the Conversion Notice as aforesaid, but in any event not more than five (5) Business Days after the Corporation's receipt of such Conversion Notice and the Series G Preferred Stock being converted, the Corporation shall (i) issue the Common Stock Issued at Conversion in accordance with the provisions of this Article 6, (ii) cause to be mailed for delivery by overnight courier to the Holder a certificate or certificate(s) representing the number of Common Shares to which the Holder is entitled by virtue of such conversion and (iii) remit, in immediately available funds, payment as provided in Section 6.3 in respect of any fraction of a Common Share issuable upon such conversion and payment in the amount of accrued and unpaid dividends as of the Conversion Date. Such conversion shall be deemed to have been effected on the Conversion Date, and the rights of the Holder of the Series G Preferred Stock, as such, shall cease and the Person or Persons in whose name or names the Common Stock Issued at Conversion shall be issuable shall be deemed to have become the holder or holders of record of the Common Shares represented thereby and all voting and other rights associated with the beneficial ownership of such Common Shares shall at such time vest with such Person or Persons. The Conversion Notice shall constitute a contract between the Holder and the Corporation, whereby the Holder shall be deemed to subscribe for the number of Common Shares which it will be entitled to receive upon such conversion and, in payment and satisfaction of such subscription (and for any cash adjustment to which it is entitled pursuant to Section 6.4), to surrender the Series G Preferred Stock and to release the Corporation from all liability thereon. No cash payment aggregating less than $1.00 shall be required to be given unless specifically requested by the Holder.

     (b) If, at any time (i) the Corporation challenges, disputes or denies the right of the Holder hereof to effect the conversion of the Series G Preferred Stock into Common Shares or otherwise dishonors or rejects any Conversion Notice delivered in accordance with this Section 6.2 or (ii) any third party who is not and has never been an Affiliate of the Holder commences any lawsuit or proceeding or otherwise asserts any claim before any court or public or governmental authority which seeks to challenge, deny, enjoin, limit, modify, delay or dispute the right of the Holder of shares of the Series G Preferred Stock to effect the conversion of the Series G Preferred Stock into Common Shares, then the Holder shall have the right, by written notice to the Corporation, to require the Corporation to promptly redeem, to the extent permitted by law, the Series G Preferred Stock for cash at a redemption price equal to 100% of the Stated Value thereof together with all accrued and unpaid dividends thereon (the "Mandatory Purchase Amount"). Under any of the circumstances set forth above, the Corporation shall be responsible for the payment of all costs and expenses of the Holder, including reasonable legal fees and expenses, as

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and when incurred in disputing any such action or pursuing its rights hereunder
(in addition to any other rights of the Holder).

     (c) The Holder shall be entitled to exercise its conversion privilege notwithstanding the commencement of any case under 11 U.S.C.(S)101 et seq. (the "Bankruptcy Code"). In the event the Corporation is a debtor under the Bankruptcy Code, the Corporation hereby waives to the fullest extent permitted any rights to relief it may have under 11 U.S.C.(S)362 in respect of the Holder's conversion privilege. The Corporation hereby waives to the fullest extent permitted any rights to relief it may have under 11 U.S.C.(S)362 in respect of the conversion of the Series G Preferred Stock. The Corporation agrees, without cost or expense to the Holder, to take or consent to any and all action necessary to effectuate relief under 11 U.S.C.(S)362.

Section 6.3  Fractional Shares.
             -----------------

     No fractional Common Shares or scrip representing fractional Common Shares shall be issued upon conversion of the Series G Preferred Stock. Instead of any fractional Common Shares which otherwise would be issuable upon conversion of the Series G Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction times the Market Price per Common Share. No cash payment of less than $1.00 shall be required to be given unless specifically requested by the Holder.

Section 6.4  Reclassification, Consolidation, Merger or Mandatory Share
             ----------------------------------------------------------
Exchange.
--------

     At any time while the Series G Preferred Stock remains outstanding and any shares thereof have not been converted, in case of any reclassification or change of Outstanding Common Shares issuable upon conversion of the Series G Preferred Stock (other than a change in par value, or from par value to no par value per share, or from no par value per share to par value or as a result of a subdivision or combination of outstanding securities issuable upon conversion of the Series G Preferred Stock) or in case of any consolidation, merger or mandatory share exchange of the Corporation with or into another corporation (other than a merger or mandatory share exchange with another corporation in which the Corporation is a continuing corporation and which does not result in any reclassification or change, other than a change in par value, or from par value to no par value per share, or from no par value per share to par value, or as a result of a subdivision or combination of Outstanding Common Shares upon conversion of the Series G Preferred Stock), or in the case of any sale or transfer to another corporation of the property of the Corporation as an entirety or substantially as an entirety, the Corporation will not effect any such action unless the Corporation, or such successor, resulting or purchasing corporation, as the case may be, shall, without benefit of any additional consideration therefor, issue a new preferred stock providing that the Holder shall have the right to convert such new preferred stock (upon terms and conditions not less favorable to the Holder than those in effect pursuant to the Series G Preferred Stock) and to receive upon such exercise, in lieu of each Common Share theretofore issuable upon conversion of the Series G Preferred Stock, the kind and amount of shares of stock, other securities, money or property receivable upon such reclassification, change, consolidation, merger, mandatory share exchange, sale or transfer by the holder of one Common Share issuable upon conversion of the Series G Preferred Stock had the Series G Preferred Stock been converted immediately prior to such reclassification, change, consolidation, merger, mandatory share exchange or sale or transfer. The provisions of this Section 6.4 shall similarly apply to successive reclassifications, changes, consolidations, mergers, mandatory share exchanges and sales and transfers.

Section 6.5  Optional Redemption and Optional Conversion by the Corporation.
             --------------------------------------------------------------

     At any time from and after June 11, 2002 to the extent permitted by law, the Corporation, upon notice delivered to the Holder as provided in Section 6.6, may redeem all (but not less than all) of the then outstanding shares of the Series G Preferred Stock (but only with respect to such shares as to which the Holder has not theretofore furnished a Conversion Notice in compliance with
Section 6.2), at 100% of the Stated Value, together with all accrued and unpaid dividends thereon to the date of redemption (the "Redemption Date"); provided, however, that the Corporation may only redeem the Series G Preferred Stock under this Section 6.6 if for any period of 20 consecutive Trading Days ending at any time prior to the Redemption Date, the Current Market Price on each outstanding Trading Day is greater than or equal to 200% of the Conversion Price in effect on each such Trading

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Day. Except as set forth in this Section 6.5, the Corporation shall not have the right to prepay or redeem the Series G Preferred Stock.

Section 6.6  Notice of Redemption.
             --------------------

     Notice of redemption pursuant to Section 6.5 shall be provided by the Corporation to the Holder in writing (by registered mail or overnight courier at the Holder's last address appearing in the Corporation's security registry) not less than 10 nor more than 15 days prior to the Redemption Date, which notice shall specify the Redemption Date and refer to Section 6.6 (including a statement of the Market Price per Common Share) and this Section 6.6.

Section 6.7  Surrender of Preferred Stock.
             ----------------------------

     Upon any redemption of the Series G Preferred Stock pursuant to Section 6.5, the Holder shall either deliver the certificates representing the Series G Preferred Stock by hand to the Corporation at its principal executive offices or surrender the same to the Corporation at such address by express courier. Payment of the optional Redemption Price specified in Section 6.5 shall be made by the Corporation to the Holder against receipt of the Series G Preferred Stock (as provided in this Section 6.7) by wire transfer of immediately available funds to such account(s) as the Holder shall specify to the Corporation. If payment of such redemption price is not made in full by the later of the delivery of the shares of Series G Preferred Stock or the Redemption Date, the Holder shall again have the right to convert the Series G Preferred Stock as provided in Article 6 hereof.

Section 6.8  No Sinking Fund. No sinking fund shall be created for the
             ---------------
redemption or purchase of shares of the Series G Preferred Stock

                                    ARTICLE 7
                                  Voting Rights

     The holders of the Series G Preferred Stock have no voting power, except as otherwise provided by the General Corporation Law of the State of Delaware ("DGCL"), in this Article 7, and in Article 8 below.

     Notwithstanding the above, the Corporation shall provide each Holder of Series G Preferred Stock with prior notification of any meeting of the stockholders (and copies of proxy materials and other information sent to stockholders). In the event of any taking by the Corporation of a record of its stockholders for the purpose of determining stockholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining stockholders who are entitled to vote in connection with any proposed liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each Holder, at least 30 days prior to the consummation of the transaction or event (whichever is earlier), of the date on which any such action is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding, the amount and character of such dividend, distribution, right or other event to the extent known at such time.

     To the extent that under the DGCL the vote of the Holders of the Series G Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the Holders of at least a majority of the outstanding shares of Series G Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the outstanding shares of Series G Preferred Stock (except as otherwise may be required under the DGCL) shall constitute the approval of such action by the class. To the extent that under the DGCL holders of the Series G Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series G Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is calculated. Holders of the Series G Preferred Stock shall be entitled to notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to stockholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's bylaws and the DGCL.

     Except as otherwise required by applicable law, subject to receipt of the approval of the Holders of the Series G Preferred Stock as required herein, the Corporation may alter or change the rights, preferences or privileges of the Series G Preferred Stock without the approval of any other class or series of capital stock of the Corporation.

                                    ARTICLE 8
                              Protective Provisions

     So long as shares of Series G Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by the DGCL) of the Holders of at least a majority of the then outstanding shares of Series G Preferred Stock:

     (a) alter or change the rights, preferences or privileges of the Series G Preferred Stock;

     (b) create any Senior Securities or alter or change the rights, preferences or privileges of any Senior Securities so as to affect adversely the Series G Preferred Stock;

     (c)     increase the authorized number of shares of Series G Preferred
Stock; or

     (d) do any act or thing not authorized or contemplated by this Certificate of Designation which would result in taxation of the holders of shares of the Series G Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

     In the event Holders of least a majority of the then outstanding shares of Series G Preferred Stock give their approval to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series G Preferred Stock, pursuant to subsection (a) above, so as to affect the Series G Preferred Stock, then the Corporation will deliver notice of such approved change to the Holders of the Series G Preferred Stock that did not approve such alteration or change (the "Dissenting Holders") and the Dissenting Holders shall have the right for a period of 30 days from the date of such notice to convert, pursuant to the terms of this Certificate of Designation as they exist prior to such alteration or change, or continue to hold their shares of Series G Preferred Stock.

                                    ARTICLE 9
                                  Miscellaneous

Section 9.1  Loss, Theft, Destruction of Preferred Stock Certificates.
             --------------------------------------------------------

     Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of shares of Series G Preferred Stock and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender and cancellation of the Series G Preferred Stock, the Corporation shall make, issue and deliver, in lieu of such lost, stolen, destroyed or mutilated shares of Series G Preferred Stock, new shares of Series G Preferred Stock of like tenor. The Series G Preferred Stock shall be held and owned upon the express condition that the provisions of this Section 9.1 are exclusive with respect to the replacement of mutilated, destroyed, lost or stolen shares of Series G Preferred Stock and shall preclude any and all other rights and remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement of negotiable instruments or other securities without the surrender thereof.

Section 9.2  Who Deemed Absolute Owner.
             -------------------------

     The Corporation may deem the Person in whose name the Series G Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat it as, the absolute owner of the Series G Preferred Stock for the purpose of receiving payment of dividends on the Series G Preferred Stock, for the conversion of the Series G Preferred Stock and for all other purposes, and the Corporation shall not be affected by any notice to the contrary. All such payments and such conversion shall be valid and effectual to satisfy and discharge the liability upon the Series G Preferred Stock to the extent of the sum or sums so paid or the conversion so made.

Section 9.3   Register.
              --------

     The Corporation shall keep at its principal office a register in which the Corporation shall provide for the registration of the Series G Preferred Stock. Upon any transfer of the Series G Preferred Stock in accordance with the provisions hereof, the Corporation shall register such transfer on the Series G Preferred Stock register.

     The Corporation may deem the person in whose name the Series G Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat it as, the absolute owner of the Series G Preferred Stock for the purpose of receiving payment of dividends on the Series G Preferred Stock, for the conversion of the Series G Preferred Stock and for all other purposes, and the Corporation shall not be affected by any notice to the contrary. All such payments and such conversions shall be valid and effective to satisfy and discharge the liability upon the Series G Preferred Stock to the extent of the sum or sums so paid or the conversion or conversions so made.

Section 9.4   Withholding.
              -----------

     To the extent required by applicable law, the Corporation may withhold amounts for or on account of any taxes imposed or levied by or on behalf of any taxing authority in the United States having jurisdiction over the Corporation from any payments made pursuant to the Series G Preferred Stock.

Section 9.5   Headings.
              --------

     The headings of the Articles and Sections of this Certificate of Designation are inserted for convenience only and do not constitute a part of this Certificate of Designation.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation, Preferences and Rights to be signed by its duly authorized officers on June 11, 2001.

                           ATSI COMMUNICATIONS, INC.


                           By: /s/ H. Douglas Saathoff
                               -----------------------
                               H. Douglas Saathoff, Chief Financial Officer, Senior Executive Vice President and Treasurer


                           By: /s/ Raymond G. Romero
                               ---------------------
                               Raymond G. Romero, Vice President,
                               General Counsel and Corporate Secretary